Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Names Scott Shuda to Board of Directors

SAINT PAUL, Minn. (March 9, 2010) — Angeion Corporation (NASDAQ: ANGN) today announced that Scott Shuda has been named to the company’s board of directors.

Shuda is the Managing Director and Co-founder of Danville, Calif.-based BlueLine Partners, a special situations investment firm that focuses on publicly listed technology and healthcare companies. He brings more than a decade of professional experience in law, technology and entrepreneurial endeavors, as well as transaction experience that ranges from initial public offerings and venture financings to mergers and acquisitions.

“We are excited to welcome Scott to our board,” said Rodney A. Young, President and Chief Executive Officer of Angeion. “Scott brings a wealth of financial and legal experience and a proven track record of success—he’ll be a tremendous asset for Angeion as we expand our presence in health optimization.”

Prior to co-founding BlueLine Partners, Shuda was employed as an attorney in New York City and Silicon Valley. Positions held include serving as General Counsel to Vicinity Corporation, an internet company that went public in 2000 and was acquired by Microsoft in 2002. Shuda has a law degree and a master of business administration degree from the Georgetown University.

Regarding his appointment, Shuda said, “I am very pleased to join Angeion at such a pivotal point in the company’s evolution. I believe that Angeion possesses significant potential and I look forward to working with management and the other shareholders on strategies that will reward shareholders for their support of the company.”

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names. These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Contact:	Rodney A. Young, President and Chief Executive Officer, (651) 484-4874 William J. Kullback, SVP & Chief Financial Officer, (651) 766-3492

Forward Looking Statements

The discussion above contains forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (4) our ability to successfully operate our business, including successfully converting our increasing research and development expenditures into new and improved cardiorespiratory diagnostic products and services and selling these products and services under the MedGraphics and New Leaf brand names into existing and new markets; (5) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop (6) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (7) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (8) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (9) our ability to defend our intellectual property; (10) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; and (11) our dependence on third-party vendors. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2009.

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